UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

SPX FLOW, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Employee Letter

Company Announcement
Marc Michael
CEO & President
I am writing with some exciting news about the future of SPX FLOW. This morning, we announced we’ve entered into an agreement to be acquired by Lone Star. This agreement will enable us to continue executing our strategic plans as a private company. Lone Star is a firm with a strong track record of partnering with and supporting companies like ours to achieve new levels of growth and success.
This outcome is the culmination of a comprehensive review of strategic alternatives led by our Board of Directors, which included a robust evaluation process. As part of the process, the Board held discussions with multiple organizations and assessed the sale of the company against our standalone prospects, performance and outlook. Ultimately, the Board determined that partnering with Lone Star was the right path forward, as it allows us to continue executing our strategy and provides our shareholders with significant, immediate and certain value.
Importantly, Lone Star’s interest in acquiring SPX FLOW is the result of the actions we took to transform our company and the progress we have made implementing our strategic plans. I am proud of what we are accomplishing together and with Lone Star we are poised to continue succeeding in today’s environment.
As we enter our next phase, having a partner in Lone Star will enable us to achieve new levels of growth while we deliver reliable outcomes for customers and provide them the high-quality products and services they expect from us.
Next Steps
While we are thrilled about today’s announcement, it is important to acknowledge that it is just the first step. We expect to complete the transaction in the first half of 2022, subject to regulatory clearance, shareholder approval and other customary closing conditions. Until then, we will remain an independent publicly traded company. We are counting on you to continue innovating and working safely together as a team so we can meet the needs of our customers.
We will be hosting a live global employee update at 9:45am EST to talk more about this development and why we are looking forward to our future. We’ll also plan to spend time answering your questions. I have also attached an FAQ to this email to help provide insights to some of the initial questions you may have.
As you have seen in the past, this news may lead to increased interest in our company. Should you be contacted by members of the media, please forward them to Melissa Buscher at Melissa.Buscher@spxflow.com, and if any investors reach out, please forward them to Scott Gaffner at Scott.Gaffner@spxflow.com.
I am very proud to be part of the SPX FLOW team and cannot wait for all we will accomplish in the future. I appreciate everything you have done to enable what SPX FLOW has become, how you have helped us succeed and how you create value for our customers every day. You all are true solution makers for our customers.
The leadership team and I are extremely optimistic about the company’s next steps. I look forward to speaking with all of you shortly.

Sincerely,
Marc

Important Information For Investors And Stockholders
Additional Information and Where to Find it
The proposed acquisition of the SPX FLOW, Inc. (the “Company”), by LSF11 Redwood Acquisitions, LLC (“Parent”) and Redwood Star Merger Sub, Inc (“Merger Sub”) will be submitted to the stockholders of the Company for their consideration. In connection with the proposed transaction, the Company will file with the Securities and Exchange Commission (“SEC”) a proxy statement with respect to a special meeting of the Company’s stockholders to approve the proposed transaction. The definitive proxy statement will be mailed to the Company stockholders. The Company also plans to file other documents with the SEC regarding the proposed transaction. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. Investors and stockholders will be able to obtain free copies of the proxy statement and other documents containing important information about the Company, Parent and Merger Sub, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at https://investor.spxflow.com/or by contacting Scott Gaffner, Vice President, Investor Relations and Strategic Insights, SPX FLOW, 13320 Ballantyne Corporate Place, Charlotte, North Carolina 28277.
Certain Information Regarding Participants
The Company and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on February 19, 2021, and in its proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on April 1, 2021. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, in the proposed transaction will be contained in the proxy statement for the special meeting and other relevant materials to be filed with the SEC when they become available. These documents can be obtained free of charge from the sources indicated above.